                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement
|_|  Confidential, For Use of the Commission Only as permitted by
     Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to ss. 240.14a-12

                       PEGASUS COMMUNICATIONS CORPORATION
  -----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

  -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
        ----------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:
        ----------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ---------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:
        ----------------------------------------------------------------------

    (5) Total fee paid:
        ----------------------------------------------------------------------

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)  Amount Previously Paid:
        ___________________________________________________________________

   (2)  Form, Schedule or Registration Statement No.
        ___________________________________________________________________

   (3)  Filing Party:
        ___________________________________________________________________

   (4)  Date Filed:
        ___________________________________________________________________

                               [GRAPHIC OMITTED]

                                    PEGASUS
                                 COMMUNICATIONS

                                  -------------

                       PEGASUS COMMUNICATIONS CORPORATION
                  C/O PEGASUS COMMUNICATIONS MANAGEMENT COMPANY
                         225 CITY LINE AVENUE, SUITE 200
                         BALA CYNWYD, PENNSYLVANIA 19004

                                  -------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  -------------

        TIME                        9:00 a.m. eastern time on December 31, 2004.
        PLACE                       225 City Line Avenue, Suite 200,
                                    Bala Cynwyd, Pennsylvania 19004.
        ITEMS OF BUSINESS           1. To elect five directors to hold office as
                                       specified in the proxy statement.

                                    2. To act upon any other matters properly
                                       coming before the meeting or any
                                       adjournment thereof.
        RECORD DATE                 The close of business on November 26, 2004
                                    has been fixed as the record date for the
                                    meeting. All stockholders of record at that
                                    time are entitled to notice of, and all such
                                    holders of Class A common stock and Class B
                                    common stock are entitled to vote at the
                                    meeting and any adjournment or postponement
                                    thereof.
        ANNUAL REPORT               Our Annual Report on Form 10-K, including
                                    consolidated financial statements for the
                                    year ended December 31, 2003 (as filed with
                                    the Securities and Exchange Commission on
                                    March 15, 2004, and as amended by a Form
                                    10-K/A filed with the Securities and
                                    Exchange Commission on December 20, 2004),
                                    on which no action will be requested at the
                                    annual meeting, is enclosed. Except for
                                    certain items specifically incorporated by
                                    reference herein, it is not to be considered
                                    part of the proxy solicitation materials.
        IMPORTANT                   It is important that your shares be
                                    represented and voted at the meeting. Please vote by marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope provided. If you attend the meeting and wish to vote your shares in person, arrangements will be made for you to do so. Stockholders who hold their shares through a broker (in "street name") should follow the voting instructions provided by their broker.


                                            By order of the board of directors,

                                            SCOTT A. BLANK
                                            Secretary

December 20, 2004

                                [GRAPHIC OMITTED]

                                     PEGASUS
                                 COMMUNICATIONS



                       PEGASUS COMMUNICATIONS CORPORATION
                  C/O PEGASUS COMMUNICATIONS MANAGEMENT COMPANY
                                    SUITE 200
                              225 CITY LINE AVENUE
                         BALA CYNWYD, PENNSYLVANIA 19004

                            ------------------------

                                 PROXY STATEMENT

                            ------------------------


                                DECEMBER 20, 2004


         This proxy statement, which is being sent to stockholders on or about December 20, 2004, is furnished in connection with the solicitation of proxies by our board of directors for use at the forthcoming Annual Meeting of Stockholders to be held on December 31, 2004, and at any adjournment or postponement thereof.

         The close of business on November 26, 2004, has been fixed as the record date for the meeting. All stockholders of record at that time are entitled to notice of, and all holders of record of our Class A common stock and Class B common stock are entitled to vote at the meeting and any adjournment or postponement thereof. On the record date, there were outstanding 10,066,291 shares of Class A common stock, which excludes 1,521,808 held by our subsidiaries, and 1,832,760 shares of Class B common stock, which constituted the only outstanding securities of our company entitled to vote. Note that all share amounts reflect a two for one stock split effective August 26, 2004.

                                                   TABLE OF CONTENTS

                                                                                                                    PAGE
VOTING AND REVOCABILITY OF PROXIES...................................................................................1

PROPOSAL. ELECTION OF DIRECTORS......................................................................................2

OTHER MATTERS........................................................................................................7

ADDITIONAL INFORMATION...............................................................................................7
Section 16(a) Beneficial Ownership Reporting Compliance..............................................................7
Executive Officers...................................................................................................7
Executive Compensation...............................................................................................9
Employment Agreements...............................................................................................14
Compensation Committee Interlocks and Insider Participation.........................................................15
Compensation Committee Report on Executive Compensation.............................................................15
Performance Graph...................................................................................................17
Principal Stockholders..............................................................................................18
Certain Relationships and Related Transactions......................................................................21
Audit Committee Report..............................................................................................24
Additional Information Regarding the Independent Registered Public Accountants......................................25
Stockholder Proposals...............................................................................................27
Where You Can Find More Information.................................................................................27


Appendix A: Pegasus Communications Corporation Amended and Restated Audit Committee Charter........................A-1

                       VOTING AND REVOCABILITY OF PROXIES

         On each matter voted upon at the meeting and any adjournment or postponement thereof, holders of Class A common stock and Class B common stock will vote together as a single class. Each record holder of Class A common stock will be entitled to one vote per share, and each record holder of Class B common stock will be entitled to ten votes per share.

         The presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote generally at the meeting is necessary to constitute a quorum. Assuming a quorum is present, the five nominees receiving the highest number of votes cast at the Annual Meeting will be elected as directors. Cumulative voting in the election of directors is not permitted. If a proxy is marked as "Withhold Authority" or "Abstain" on any matter, or if specific instructions are given that no vote be cast on any specific matter (a "Specified Non-Vote"), the shares represented by such proxy will not be voted on the matter. Abstentions will be included within the number of shares present at the meeting and entitled to vote for purposes of determining whether a matter has been approved, but nominee and other Specified Non-Votes will not be so included.

         Shares may be voted at the meeting in person or by proxy. If you wish to vote using the enclosed proxy card, please mark, sign and return your signed proxy to us before the meeting, and we will vote your shares as you direct. Stockholders who hold their shares through a broker (in "street name") should follow the voting instructions provided by their broker.

         All valid proxies received prior to the meeting will be voted. Unless marked to the contrary, such proxies will be voted "FOR" the election of all nominees for director named herein.

         If any other business is brought before the meeting, the proxies will be voted, to the extent permitted by the rules and regulations of the Securities and Exchange Commission, in accordance with the judgment of the persons voting the proxies. A stockholder who has given a proxy may revoke it at any time prior to the proxy being voted at the meeting by (1) filing with the Secretary of our company written instructions revoking it or a duly executed proxy bearing a later date, or (2) by attending the meeting and giving notice of such revocation. Attendance at the meeting does not by itself constitute revocation of a proxy.

         The cost of soliciting proxies will be borne by the company. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees, without additional compensation, by personal interview, telegram, or otherwise. Arrangements also may be made with brokerage houses and other custodians, nominees and for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we may reimburse them for their reasonable out-of-pocket and clerical expenses.

         Marshall W. Pagon, our Chairman of the Board and Chief Executive Officer, controls the vote of the Class B common stock. Because the Class B common stock has ten votes per share, Mr. Pagon controls a majority of the voting power of the Class A common stock and Class B common stock when holders of Class A common stock and Class B common stock vote together as a single class as they will for the election of directors. Mr. Pagon has informed us that he intends to vote his shares of Class A common stock and Class B common stock in favor of the Proposal, which means that the Proposal will be approved regardless of the votes of our other stockholders.

                         PROPOSAL. ELECTION OF DIRECTORS

         The board of directors has, pursuant to our bylaws, fixed the number of directors that shall constitute our whole board of directors at six. The board has nominated five persons for election at the meeting. The sixth director, Robert Slezak, has been elected by the holders of our Series C preferred stock and will continue to serve as a director after the meeting.

         The nominees for director are Marshall W. Pagon, Ted S. Lodge, James J. McEntee, III, Mary C. Metzger, and Howard E. Verlin. Proxies cannot be voted for a greater number of persons than the number of nominees named. Mr. Lodge, however, will no longer be an employee or director of the company upon the earlier of the consummation of a plan of reorganization for our subsidiaries that are in bankruptcy or March 31, 2005. See ADDITIONAL INFORMATION--Employment Agreements.

         If any nominee should be unable to serve as a director, an event not now anticipated, it is intended that the shares represented by proxies will be voted for the election of such substitute as the board of directors may nominate.

         Set forth below is certain information with respect to the persons nominated for election as directors.

         MARSHALL W. PAGON has served as our Chairman of the Board and Chief Executive Officer since our incorporation. Additionally, Mr. Pagon served as our President from our incorporation to December 2001 and served as our Treasurer from incorporation to June 1997. From 1991 to October 1994, when the assets of our various affiliates, principally limited partnerships that owned and operated our television and cable operations, were transferred to subsidiaries of Pegasus Media & Communications, Inc., a subsidiary of our company, entities controlled by Mr. Pagon served as the general partner of these partnerships and conducted our business. Mr. Pagon's background includes over 20 years of experience in the media and communications industry. Mr. Pagon is 48 years old.

         TED S. LODGE has been a director of our company since May 5, 2000 and has served as our President, Chief Operating Officer and Counsel since December 2001. Mr. Lodge served as our Senior Vice President, Chief Administrative Officer, General Counsel and Assistant Secretary beginning on July 1, 1996. In June 1997, Mr. Lodge became our Secretary, and in July 2000, he became an Executive Vice President. From June 1992 through June 1996, Mr. Lodge practiced law with Lodge & Company, and during that period, was engaged by our company as our outside legal counsel in connection with various matters. Mr. Lodge is 48 years old.

         JAMES J. MCENTEE, III has been a director of our company since October 8, 1996. Mr. McEntee is Chief Operating Officer of Cohen Bros. & Company, a privately held investment bank located in Philadelphia. From March 2000 to September 2002, Mr. McEntee was a Principal in Harron Capital, L.P., a venture capital firm focused on new and traditional media ventures, and an executive officer of Harron Management Company, LLC. In addition, until the period ending January 2004, he held a variety of positions at Lamb, Windle & McErlane, P.C., including of counsel and princpal. Mr. McEntee also serves as a director of Bancorp.com, an affiliate-based Internet bank. Mr. McEntee also serves as a director of several other private companies. Mr. McEntee is 47 years old.

         MARY C. METZGER has been a director of our company since November 14, 1996. Ms. Metzger has been Chairman of Personalized Media Communications L.L.C. and its predecessor company, Personalized Media Communications Corp., since February 1989. Ms. Metzger has been designated to our board by Personalized Media Communications under an agreement between Pegasus and Personalized Media. See ADDITIONAL INFORMATION--Certain Relationships and Related Transactions--Licensing Arrangement with Personalized Media Communications, L.L.C. Ms. Metzger is 58 years old.

         HOWARD E. VERLIN has been a director of our company since December 18, 2003. He has served as Executive Vice President of our company since July 1, 2000. Mr. Verlin served as Assistant Secretary of our company until June 2000 and supervised our cable operations until the sale of our last cable system in September 2000. Mr. Verlin has served similar functions with respect to our predecessors in interest and affiliates since 1987 and has over 20 years of experience in the media and communications industry. Mr. Verlin is 43 years old.

         In addition to the five directors named above, Robert Slezak serves as a director of the company. Because Mr. Slezak was elected by the Series C holders we are not soliciting proxies for his election from the holders of our Class A common stock.

         ROBERT SLEZAK has been a director of our company since March 30, 2004. Mr. Slezak is an independent management consultant. Mr. Slezak was the Chief Financial Officer of Ameritrade Holding Corporation from October 1989 to November 1999. Mr. Slezak served as a member of the board of directors of Ameritrade Holding Corporation through 2002. Additionally, Mr. Slezak currently serves as a member of the board of directors of two other public companies:
Interland, Inc. and Matrix Bancorp. Mr. Slezak is 47 years old.

CONTROLLED COMPANY

        Under the Nasdaq Stock Market's listing standards, a "controlled company" is a company of which more than 50% of the voting power is held by an individual, a group or another company. The board of directors has determined that the company is a "controlled company" within the meaning of the Nasdaq Stock Market's listing standards. The basis for the board of director's determination that the company is a "controlled company" is Mr. Pagon's ownership of approximately 65% of the company's voting power. As a "controlled company," the company is exempt from the certain listing standards of Nasdaq. Specifically, the company is not required to have: 1) a board of directors comprised of a majority of independent directors; 2) a compensation committee comprised of independent directors; or 3) director nominees selected, or recommended for selection by the board of directors, by a majority of the independent directors or a nominating committee comprised of independent directors. The company, however, is not exempt from the requirements to have an audit committee comprised of at least three independent directors and to hold regularly scheduled meetings in which only the independent directors are present.

INFORMATION CONCERNING MEETINGS AND CERTAIN COMMITTEES

         The board of directors held ten meetings during 2003. During 2003, all incumbent directors attended in person or by conference telephone at least 75% of the total number of meetings of the board of directors and committees of the board on which they served during their incumbency. The board of directors has a standing audit committee, which is described below. The board of directors currently does not have a nominating committee or compensation committee or any committee performing similar functions; however, the board of directors has adopted the nominations process described below with respect to the consideration and nomination of candidates to serve on the board of directors.

AUDIT COMMITTEE

 The audit committee, which operates under a written charter adopted by our board of directors, assists the board of directors in fulfilling its responsibilities to provide oversight with respect to our financial statements and reports and other disclosures provided to stockholders. The audit committee, among other things, appoints the company's independent registered public accountants to serve the following fiscal year, oversees their independence and meets with them to review the scope and results of the audit, considers comments made by the independent registered public accountants with respect to accounting procedures and internal controls and the consideration given thereto by the company's management, and reviews internal accounting procedures and controls with the company's financial management.

         The board of directors has reviewed and reassessed the adequacy of the audit committee's charter and has amended the same to incorporate the requirements of the Nasdaq Stock Market's listing standards. A copy of the amended and restated audit committee charter is attached hereto as Appendix A. The audit committee is also available to the independent registered public accountants during the year for consultation purposes. The audit committee currently consists of Mr. Slezak, Mr. McEntee (serving as chairman) and Ms. Metzger. Mr. McEntee (serving as chairman) and Robert F. Benbow served on the audit committee for all of 2003. Mr. Benbow resigned his positions as a director and member of the audit committee on April 15, 2004. William P. Phoenix served on the audit committee until March 3, 2003, when he resigned from the board of directors; Ms. Metzger replaced him on the audit committee and served for the balance of that year. The audit committee met five times during 2003. Our board of directors has determined that Mr. Slezak is an "audit committee financial expert" as defined by the SEC in Item 401(h) of Regulation S-K. All of the members of the audit committee are "independent" as (as defined in Rule 4200(a)(15) of the Nasdaq Stock Market's listing standards and Item 7(d)(3)(iv) under Schedule 14A). The report of the audit committee may be found beginning on page 24 of this proxy statement.

COMPENSATION OF EXECUTIVE OFFICERS

         As a "controlled company," as described above, we are not required to have a compensation committee comprised of independent directors and the board of directors does not currently have a standing compensation committee. The board of directors does not currently have a standing compensation committee. The compensation committee disbanded on June 26, 2004. The entire board of directors establishes the salaries of executive officers and makes recommendations to, or has the authority of, the board of directors regarding the adoption, extension, amendment and termination of compensation plans in which officers or directors may participate. Robert F. Benbow, Robert N. Verdecchio and Mr. McEntee (serving as Chairman) served as the members of the compensation committee during 2003. The compensation committee met three times during 2003. Mr. Benbow resigned his positions as director and a member of the compensation committee on April 15, 2004. Mr. Verdecchio resigned his positions as director and a member of the compensation committee on June 23, 2004.

NOMINATIONS PROCESS

         As a "controlled company," as described above, we are not required to establish a nominating committee and the board of directors does not currently have a standing nominating committee. Nominees for directors are selected by the full board. Our board has determined that it is appropriate not to have a nominating committee because of the relatively small size of our board and because we rely on the full board to fulfill the functions of a nominating committee. The nominees to our board of directors to be voted on at the meeting were approval by the full board and the board of directors unanimously recommends that stockholders vote in favor of all of the directors being elected at the meeting.

         We have generally used our existing directors, officers and large stockholders to identify nominees for directors. We have not engaged third parties to assist us in identifying director nominees.

         Our full board desires to maintain flexibility in choosing appropriate board candidates and, therefore, we do not require that nominees meet any specific or minimum qualifications. When evaluating potential director candidates, the full board considers such matters as they deem appropriate, including the candidate's independence, character, judgment, age, financial literacy and business and professional skills and experience. All nominees are expected to be able to commit the time and effort necessary to fulfill their duties and responsibilities as a director of our company.

         The board does not have a formal policy with regard to the consideration of director nominees submitted by a stockholder. The board does not believe that a formal policy is appropriate or necessary given the size and composition of the board and the fact that no stockholder nominations have been made in at least the last five years. The board intends to review periodically whether a formal policy with regard to stockholder nominations should be adopted.

         We will consider proposed nominees whose names are submitted by stockholders. Proposals made by stockholders for nominees at an annual meeting of stockholders must be received by us at our principal executive offices, 225 City Line Avenue, Suite 200, Bala Cynwyd, Pennsylvania 19004 (Attn.: Secretary) no later than 120 days prior to the anniversary of the mailing of our proxy statement for use in the previous year's annual meeting of stockholders. Stockholder nominees will be evaluated in the same manner as nominees submitted by directors, officers and large stockholders.

COMPENSATION OF DIRECTORS

         Under our by-laws, each director is entitled to receive such compensation, if any, as may from time to time be fixed by the board of directors. We currently pay our directors who are not our employees or officers an annual retainer of $10,000 plus $1,000 for each board meeting attended in person, $500 for each meeting of a committee of the board and $500 for each board meeting held by telephone. The annual retainer is payable, at each director's option, in cash or in the form of options to purchase our Class A common stock or non-voting common stock. We also reimburse each director for all reasonable expenses incurred in traveling to and from the place of each meeting of the board or committee of the board.

         On June 11, 2003, each of Pegasus Communications' nonemployee directors received options to purchase 20,000 shares of Pegasus Communications' Class A common stock under Pegasus Communications' Stock Option Plan at an exercise price of $13.21 per share, the closing price of Pegasus Communications' Class A common stock on June 10, 2003, the date prior to the date of the grant. Under their original terms, these options issued would have vested as follows: 25% on the date of the grant, with an additional 2.083% vesting on the 11th day of each calendar month from July 11, 2003 to May 11, 2006 and an additional 2.095% vesting on June 11, 2006. The sale of our subsidiaries' DIRECTV business, however, constituted a "change of control" under the Stock Option Plan and, as a result, all outstanding options have become fully vested.

INFORMATION RELATING TO THE INDEPENDENCE OF THE BOARD OF DIRECTORS

         Because we qualify as a "controlled company," as described above, we currently do not have a board of directors consisting of a majority of independent directors.

EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS

         Executive sessions of the independent members of the board of directors are held following each regularly scheduled in-person meeting of the board of directors.

POLICY GOVERNING STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

         The board of directors welcomes communications from stockholders of the company. Any stockholder who wishes to communicate with the board or one or more members of the board should do so in writing in care of the General Counsel of the Company, at the principal office of Pegasus Communications Management Company, 225 City Line Avenue, Suite 200, Bala Cynwyd, Pennsylvania 19004. The General Counsel is directed to forward each communication to the director or directors of the company for whom it is intended.

         In addition, anonymous communications can be submitted to audit committee members through either a toll free phone number (866-259-2495) or via email to an address hosted independently by Shareholder.com, (pegs@openboard.info).

POLICY GOVERNING DIRECTOR ATTENDANCE AT ANNUAL MEETINGS OF STOCKHOLDERS

         We encourage, but do not require, our board members to attend the annual meeting of stockholders. Three members of the board of directors attended the previous annual meeting of stockholders held on December 1, 2003.

               OUR BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE
                 ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

                                  OTHER MATTERS

         The board of directors knows of no matters to be presented for action at the meeting other than those set forth in the attached notice and customary procedural matters. If any other matters should properly come before the meeting or any adjournment or postponement thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules and regulations of the Securities and Exchange Commission, in accordance with the judgment of the persons voting such proxies.

                             ADDITIONAL INFORMATION

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, as well as persons beneficially owning more than ten percent of a registered class of our equity securities (collectively, the "Covered Persons"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies of such reports.

         Based on our review of the copies of these reports received by the SEC, and written representations, if any, received from reporting persons with respect to the filing of reports on Forms 3, 4 and 5, we believe that all filings required to be made by the Covered Persons for 2003 were made on a timely basis, except for the following: a Form 4 due December 18, 2003 for Joseph Pooler reporting on a grant of options was filed on January 21, 2004; a Form 4 due October 1, 2003 for Karen Heisler reporting on a grant of stock was filed on a Form 5 on February 17, 2004; and a Form 4 due October 1, 2003 for Rory Lindgren reporting on a grant of stock was filed on a Form 5 on February 17, 2004.

EXECUTIVE OFFICERS

         Set forth below is certain information with respect to our non-director executive officers.

         SCOTT A. BLANK currently serves as Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary of our company. Mr. Blank served as Assistant General Counsel from January 1999 to January 2000 and as Vice President of Legal and Corporate Affairs from January 2000 to May 2001. Mr. Blank began serving as Senior Vice President of Legal and Corporate Affairs in June 2001 and as General Counsel and Secretary in December 2001. Mr. Blank had been an Assistant Secretary of our company from January 1999 to December 2001. Prior to joining our company, Mr. Blank was an attorney at the Philadelphia, Pennsylvania law firm of Drinker Biddle & Reath LLP from November 1993 to January 1999. Mr. Blank is 44 years old.

         KAREN M. HEISLER has served as Senior Vice President of Human Resources and Administrative Services of our company since April 2001. Prior to April 2001, Ms. Heisler served as Vice President of Human Resources after joining our company in January 2001. From August 1999 through September 2000, Ms. Heisler was Vice President of Learning and Development for Comcast Cable's Comcast University, where she was responsible for employee training and development. Prior to this position, from November 1998 through August 1999, she was Senior Vice President of Human Resources at Comcast Cellular Communications. Prior to November 1998, Ms. Heisler spent approximately 13 years with Episcopal Hospital Systems. Ms. Heisler is 45 years old.

         RORY LINDGREN has served as Executive Vice President, Operations responsible for Marketing, Direct Sales, Customer Care and Information Technology since February 2003. Mr. Lindgren served as our Senior Vice President, Operations from July 2002 to February 2003. Prior to July 2002, Mr. Lindgren served as Senior Vice President, Customer Relationship Management after joining our company in April 2001. Prior to joining our company, Mr. Lindgren served as Senior Vice President Customer Service for Fleet Boston Financial where he was responsible for leading customer care operations. Prior to August 1998, Mr. Lindgen held key management positions at MasterCard International, First Chicago NBD Corporation and American Express. Mr. Lindgren is 48 years old.

         JOSEPH W. POOLER, JR. has served as our Chief Financial Officer since January 1, 2004. Mr. Pooler served as Senior Vice President of Finance between February 2003 and January 2004 and as our Vice President of Finance and Controller from January 2001 until February 2003. Mr. Pooler also served as our Vice President and Controller of, our subsidiary, Pegasus Satellite Television from December 1999 through January 2001. Prior to joining our company, from January 1997 to December 1999, Mr. Pooler served as Corporate Controller of MEDIQ, Incorporated. Between 1993 and 1997, Mr. Pooler held various other positions with MEDIQ, Incorporated, including Director of Operations and Director of Sales Support. Mr. Pooler is a certified public accountant. Mr. Pooler is 39 years old.

EXECUTIVE COMPENSATION

SUMMARY EXECUTIVE COMPENSATION

         The following table sets forth certain information for our last three fiscal years concerning the compensation paid to the Chief Executive Officer and to each of our four most highly compensated officers other than the Chief Executive Officer. Each of these individuals served in the same capacities with Pegasus Communications as they did with Pegasus Satellite and PM&C. Consequently, the amounts set forth below represent compensation paid to the individuals for services they rendered to all three companies.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION
                       --------------------------------------------------------------------------

                                                                          BONUS(1)
                                                            -------------------------------------

                                                                  STI
                          PRINCIPAL                         ---------------         VESTED           OTHER ANNUAL
        NAME              POSITION      YEAR     SALARY       CASH BONUS        STOCK AWARD(3)      COMPENSATION(5)
--------------------   -------------    ----     -------    ---------------  --------------------  -----------------
Marshall W. Pagon...   Chairman and     2003     $475,000     $620,218           $  821,643           $99,085(6)
                       Chief            2002     $475,000     $892,992           $1,123,333           $80,990(6)
                       Executive        2001     $428,846         --               $174,997           $59,245(6)
                       Officer

Ted S. Lodge........   President,       2003     $350,000     $342,784           $  454,010               --
                       Chief            2002     $358,654     $493,398           $1,675,817(4)            --
                       Operating        2001     $256,538         --               $112,492               --
                       Officer and
                       Counsel

Howard E. Verlin....   Executive        2003     $250,000     $179,998           $  243,314               --
                       Vice President   2002     $250,000     $286,216           $  364,671               --
                                        2001     $231,538         --             $   66,654               --

Rory J. Lindgren       Executive        2003     $242,839     $175,579           $  216,179               --
                       Vice President

Scott A. Blank......   Senior Vice      2003     $217,673     $157,150           $  208,332               --
                       President,       2002     $210,000     $276,539(2)        $  294,267               --
                       General          2001     $188,077          --            $   25,803               --
                       Counsel and
                       Secretary


                                 LONG-TERM
                            COMPENSATION AWARDS
                         -------------------------


                                        SECURITIES
                         RESTRICTED    ------------
                            STOCK       UNDERLYING       ALL OTHER
                         -----------   ------------  ------------------
        NAME              AWARD(7)       OPTIONS      COMPENSATION(10)
--------------------     -----------   ------------  ------------------
Marshall W. Pagon...     $  340,256      100,000       $ 12,000(11)
                         $1,189,296(8)   100,000       $201,818(11)
                                 --       49,000       $336,804(11)


Ted S. Lodge........     $  188,058       50,000       $ 39,519(12)
                         $  657,552(8)    50,000       $ 35,506(12)
                                 --       24,000       $  3,900



Howard E. Verlin....     $   98,740       15,000       $ 12,000
                         $  357,451(8)    10,000       $  4,039
                                 --       14,328(9)    $ 10,500

Rory J. Lindgren         $   96,305       20,000       $ 11,969


Scott A. Blank......     $   86,216       15,000       $  7,247
                         $  304,027(8)     9,998       $  4,458
                         $   87,459       15,000       $  4,306

(1) Bonuses to named executive officers consist of (a) a cash award under our short term incentive plan and (b) the fair market value of shares of our Class A common stock that are vested at the time of award under our Restricted Stock Plan, including shares surrendered to discharge withholding tax obligations.

(2) Includes a one-time cash bonus of $50,000 in connection with Mr. Blank's appointment as General Counsel of the company.

(3) Subject to limitations specified in our Restricted Stock Plan, an executive officer may receive all or a portion of an award under our Restricted Stock Plan in the form of cash, our Class A common stock or an option to purchase shares of our Class A common stock. The amounts listed in this column reflect the fair market value of shares of our Class A common stock that were vested at the time of award under our Restricted Stock Plan and the cash portion of 2002 and 2003 restricted stock awards that was paid for payment of taxes on the awards. In addition, for fiscal year 2001, the amounts included reflect the cash portion of discretionary awards awarded to Messrs. Lodge and Verlin under our Restricted Stock Plan. The portion of an award under our Restricted Stock Plan that was restricted at the time of grant is reported under the Restricted Stock Award column, as described in note 7 below. The portion of an award received as options to purchase shares of our Class A common stock is reported under the Securities Underlying Options column, as described in note 9 below.

(4) Of the amount listed for Mr. Lodge in fiscal year 2002, $1,005,000 represents compensation in the form of fully vested restricted stock granted to Mr. Lodge in February 2002 under our Restricted Stock Plan in connection with Mr. Lodge's appointment as President and Chief Operating Officer of Pegasus Communications and certain of its subsidiaries, including Pegasus Satellite and PM&C.

(5) No named executive officer received a perquisite or other personal benefit in excess of the lesser of $50,000 or 10% of such individual's salary plus annual bonus, except as set forth in note 6 below.

(6) Represents the value of benefits received by Mr. Pagon related to his use of a business aircraft in which the company has a fractional ownership interest.

(7) The included amounts represent the fair market value of the restricted portion of stock awards received under our Restricted Stock Plan. Awards for 2001 under our Restricted Stock Plan vest based upon years of service with Pegasus Communications or its subsidiaries from the date of initial employment. These shares vest 34% after two years of employment, an additional 33% after three years of employment and the remaining 33% vest upon four years of employment. As a consequence, awards to Messrs. Pagon, Lodge, and Verlin for 2001 of 1,360 shares, 292 shares, and 260 shares, respectively, were fully vested at the time of their award. For 2001, Mr. Blank received 1,016 shares in three separate awards, two of which were 34% vested and one which had not yet vested at the time of award. All 1,016 shares awarded to Mr. Blank for 2001 had fully vested as of December 31, 2003.

         For 2002 and 2003, our executive officers received restricted stock awards pursuant to our long term incentive program established for the 2002 and 2003 fiscal year. Awards under our long term incentive programs were based upon the amount of cash bonus earned by each executive officer in 2002 and 2003 under our STI Plans, as set forth in note 3 above. Generally, awards were derived by dividing the total amount of STI bonus for each executive officer by the market price of our common stock on the date that an award was approved by our Compensation Committee. For the 2002 awards, executive officers were given 40% of the total value of each portion of the grant, as it vested, for the sole purpose of satisfying the tax obligation of the vested shares. The cash portion of the 2002 award is reported under the Bonus--Vested Stock Award column and is discussed in note 3 above. In 2003, we determined that cash will no longer be issued to executive officers in lieu of restricted shares. As a consequence, a second award of restricted stock was granted on February 25, 2002 to compensate for the amount of the 2002 award that was to have been paid in cash upon the future vesting of such shares. Executive officers received their entire 2003 award in the form of shares of our Class A common stock. The following table sets forth the grant date and the total number of shares granted to each of the named executive officers based on awards under our long term incentive plans for 2002 and 2003 performance.

                               2002 PERFORMANCE(a)                     2003 PERFORMANCE
                   ----------------------------------------          --------------------
                   JUNE 6, 2003(b)     FEBRUARY 25, 2004(c)          FEBRUARY 25, 2004(d)
                   ---------------     --------------------          --------------------
Mr. Pagon             105,300                 34,048                         46,950
Mr. Lodge              57,480                 19,162                         25,948
Mr. Verlin             31,248                 10,416                         13,624
Mr. Lindgren              *                      *                           13,290
Mr. Blank              26,392                  8,798                         11,896

         --------
         * Mr. Lindgren was named an executive officer of Pegasus Communications in 2003.

         (a) A portion of the 2002 award was granted in the form of cash as discussed above.
         (b)  Shares vested 50% at the time of grant, an additional 25% vested on June 6, 2004, and the final 25% to vest on June 6, 2005.
         (c)  Shares vested 50% on June 6, 2004 and the final 50% is to vest on
              June 6, 2005.
         (d) Shares vest 50% at the time of grant, with an additional 25% to vest on February 25, 2005, and the final 25% to vest on February 25, 2006.

         Based upon the closing price of our Class A common stock on December 31, 2003 of $14.04 per share, the 52,650 restricted shares then held by Mr. Pagon had a value of $739,206; the 28,740 restricted shares then held by Mr. Lodge had a value of $403,510; the 15,624 restricted shares then held by Mr. Verlin had a value of $219,361; the 13,108 restricted shares then held by Mr. Lindgren had a value of $184,036; and the 13,196 restricted shares then held by Mr. Blank had a value of $185,272. Subject to limitations specified in our Restricted Stock Plan, executive officers are entitled to receive dividends on the unvested portion of their awards, excluding any portion of their award for which they elect to receive options in lieu of stock. We do not anticipate paying cash dividends on our common stock in the foreseeable future. Our policy is to retain cash for operations and expansion.

(8) Reflects an increase in amounts reported for 2002 in our definitive proxy statement filed with the Securities and Exchange Commission on November 19, 2003 to include an additional grant of restricted stock awarded on February 25, 2004, as discussed in note 7 above.

(9) Includes options issued under our Restricted Stock Plan in lieu of receiving the award in cash or stock. In fiscal year 2001, Mr. Verlin received options under our Restricted Stock Plan to purchase 326 shares. Options granted pursuant to our Restricted Stock Plan vest based upon years of service with Pegasus Communications or its subsidiaries from the date of initial employment, as described in note 7 above.

(10) Unless otherwise indicated, the amounts listed represent Pegasus Communication's contributions under its U.S. 401(k) plan established for its employees and the employees of its subsidiaries, including the employees of Pegasus Satellite.

(11)     For fiscal years 2001 and 2002, we paid $416,805 and $250,000, respectively, with respect to split dollar agreements entered into by Pegasus Communications with the trustees of insurance trusts established by Mr. Pagon. In 2003, premiums under the policies were paid out of the accrued proceeds of the policies and by Mr. Pagon; we did not pay any amount of the premiums in 2003. The split dollar agreements provide that we will be repaid all amounts we expend for premiums, either from the cash surrender value or the proceeds of the insurance policies. For purposes of this table, the applicable SEC rules permit an alternative method to be presented: the dollar value of the benefit to Mr. Pagon determined based upon the net premium paid by us less the present value of the future recovery of the premium. The present value of the recovery of the premium may be calculated by taking the long term applicable federal rate and discounting the annual net premium by the number of years until a recovery is anticipated. Based upon an actuarial life expectancy for Mr. Pagon of 76 years and the applicable federal rate for the month of December for 2001 and 2002 of 5.05% and 4.92%, respectively, under the alternative reporting methodology, the amounts reported in the table for 2001 and 2002 are $326,304, and $190,818, respectively. The amounts paid by us for premiums and the amounts reported in the prior sentence under the alternative reporting methodology are presented in conformity with the SEC rules relating to this table and are not indicative of amounts includable in compensation pursuant to applicable IRS rules. On October 28, 2004, we entered into an agreement with Mr. Pagon, our chief executive officer, and one of the insurance trusts terminating the 2001 split-dollar agreement. It provides for the termination of all future obligations of us and the trust under the 2001 split-dollar agreement in exchange for a $2,261,021 cash payment to Mr. Pagon. See Certain Relationships and Related Transactions - Split Dollar Agreement.

(12)     For fiscal years 2002 and 2003, we paid $25,802 and $26,721, respectively, in connection with disability and life insurance policies pursuant to Mr. Lodge's employment contract. In 2002 and 2003, Mr. Lodge received benefits of $4,771 and $2,828, respectively, related to his use of a business aircraft in which the company has a fractional ownership interest.

                              OPTION GRANTS IN 2003

            Pegasus Communications granted options to its employees and the employees of its subsidiaries to purchase a total of 273,070 shares of Pegasus Communications' Class A common stock during 2003, which were granted under Pegasus Communications' Stock Option Plan. The amounts set forth below in the columns entitled "5%" and "10%" represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date.

                                                                                                   POTENTIAL REALIZABLE VALUE
                                                                                                   AT ASSUMED ANNUAL RATES OF
                                                                                                    STOCK PRICE APPRECIATION
                                              INDIVIDUAL GRANTS                                         FOR OPTION TERM
                      --------------------------------------------------------------------------------------------------------------
                      NUMBER OF     % OF TOTAL
                      SECURITIES     OPTIONS
                      UNDERLYING    GRANTED TO      EXERCISE
                       OPTIONS     EMPLOYEES IN      PRICE       MARKET PRICE  EXPIRATION
       NAME           GRANTED (1)   FISCAL YEAR    PER SHARE       PER SHARE      DATE           0%            5%            10%
       ----           -----------   -----------    ---------       ---------      ----           --            --            ---
Marshall W. Pagon...    100,000        36.6         $13.21          $13.53       6/11/13      $ 31,500     $ 882,100     $2,187,500

Ted S. Lodge........     50,000        18.3         $13.21          $13.53       6/11/13      $ 15,750     $ 441,050     $1,093,525

Howard E. Verlin....     15,000         5.5         $13.21          $13.53       6/11/13      $  4,725     $ 132,315     $  328,058

Rory J. Lindgren....     20,000         7.3         $13.21          $13.53       6/11/13      $  6,300     $ 176,420     $  437,410

Scott A. Blank......     15,000         5.5         $13.21          $13.53       6/11/13      $  4,725     $ 132,314     $  328,058

(1) The included amounts represent the number of options issued on June 11, 2003, under Pegasus Communications' Stock Option Plan. Options granted to executive officers under the Stock Option Plan become exercisable as determined by the compensation committee of our board of directors. Under the original terms, those options would have vested as follows: 25% on date of grant; an additional 2.083% on the 11th day of each calendar month starting on July 11, 2003, and ending on May 11, 2006; and an additional 2.095% on June 11, 2006. The sale of our subsidiaries' DIRECTV business constituted a "change of control" under the Stock Option Plan. As a result, all outstanding options have become fully vested.

            The table below shows aggregated stock option exercises for the purchase of the company's Class A common stock by the named executive officers of Pegasus Communications in 2003 and 2003 year end values. In-the-money options, which are listed in the last two columns, are those in which the fair market value of Pegasus Communications' Class A common stock exceeds the exercise price of the option. The closing price of Pegasus Communications' Class A common stock on December 31, 2003 was $14.04 per share.

       AGGREGATE OPTION EXERCISES IN 2003 AND 2003 YEAR-END OPTION VALUES

                                                                  NUMBER OF SECURITIES           VALUE OF THE UNEXERCISED
                                                                 UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS AT
                                                               OPTIONS AT FISCAL YEAR END             FISCAL YEAR END
                                SHARES                         ----------------------------     -----------------------------
                             ACQUIRED ON         VALUE
           NAME                EXERCISE        REALIZED        EXERCISABLE    UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
           ----                --------        --------        -----------    -------------     -----------     -------------
Marshall W. Pagon...              0               --              324,354        100,008         $ 586,695        $ 385,305

Ted S. Lodge........              0               --              162,992         50,006         $ 293,338        $ 792,662

Howard E. Verlin....              0               --              103,924         13,128         $  60,213        $  41,137

Rory J. Lindgren....              0               --               26,048         26,948         $ 117,313        $  77,087

Scott A. Blank......              0               --               38,868         13,126         $  60,213        $  41,120

EMPLOYMENT AGREEMENTS

            On September 28, 2004, the company entered into an Amended and Restated Employment Agreement with Ted S. Lodge, which amends and restates in its entirety an Employment Agreement dated July 21, 2002 between the company and Mr. Lodge.

            The Amended and Restated Employment Agreement formalizes the effect that the bankruptcy proceedings of the principal operating subsidiaries of the company and the subsequent sale of the satellite television assets of those operating subsidiaries had upon the terms of Mr. Lodge's original employment agreement. The Amended and Restated Employment Agreement does not substantively change the original economic terms of his employment agreement, except that amounts otherwise payable by the company are reduced by retention and severance amounts paid or to be paid directly by the company's principal operating subsidiaries pursuant to an order of the bankruptcy court. Under the Amended and Restated Employment Agreement, Mr. Lodge's employment with the company will terminate at the earlier of (a) March 31, 2005 or (b) no later than 30 days after the effective date of a plan of reorganization filed in the bankruptcy court proceeding, subject to the company's right to accelerate the termination date. The Amended and Restated Employment Agreement provides for Mr. Lodge's resignation as a director of the company effective with his termination.

                  The Amended and Restated Employment Agreement also (i) contains non-competition and non-solicitation covenants that otherwise would not apply in these circumstances and (ii) obligates Mr. Lodge to provide consulting services to the company for a period of up to two years following his termination of employment in consideration for certain consulting fees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 2003, the compensation committee of the board of directors generally made decisions concerning the compensation of executive officers. James J. McEntee, III, Robert N. Verdecchio, and Robert F. Benbow each served on the compensation committee during all of fiscal year 2003. Mr. Benbow resigned his positions as director and a member of the compensation committee on April 15, 2004. Mr. Verdecchio served as our Senior Vice President, Chief Financial Officer and Assistant Secretary from our inception to March 22, 2000 and as our Treasurer from June 1997 until March 22, 2000. He has also performed similar functions for affiliates and predecessors in interest from 1990 to March 22, 2000. Mr. Verdecchio resigned his positions as director and a member of the compensation committee on June 23, 2004.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Introduction

         Pursuant to rules established by the Securities and Exchange Commission, we are required to provide certain information with respect to compensation provided to our Chief Executive Officer and our other executive officers. In fulfillment of this requirement, James J. McEntee III, who was Chairman of the compensation committee of the board of directors, has prepared the following report addressing our executive compensation policies for the fiscal year ended December 31, 2003, for inclusion in this proxy statement.

         The compensation committee reviewed and recommended to or had the authority of the board of directors to establish salaries and adopt, extend or amend compensation plans in which officers or directors may participate. The compensation committee of our board of directors consisted entirely of non-employee directors. Messrs. Benbow (who has resigned), Verdecchio (who has resigned) and McEntee (serving as chairman) served as the members of the compensation committee during 2003. The compensation committee met three times in 2003.

         The board of directors does not currently have a standing compensation committee. The compensation committee disbanded on June 26, 2004. The entire board of directors currently establishes the salaries of executive officers and makes recommendations to, or has the authority of, the board of directors regarding the adoption, extension, amendment and termination of compensation plans in which officers or directors may participate.

Compensation Policies

         The company seeks to achieve the following goals with its executive compensation programs: (i) attract and retain employees and motivate them to exercise their best efforts on behalf of the company by recognizing performance through base salary and cash bonus incentives and (ii) promote growth in stockholder value by providing employees restricted stock awards under the restricted stock plan and grants of options to purchase Class A common stock of Pegasus under the Stock Option Plan. The compensation committee considers a number of factors when making specific executive compensation recommendations, including Pegasus' performance and the contribution of executive officers to Pegasus' performance.

         In 2003, the company adopted its 2003 Short-Term Incentive Plan (the "2003 STI Plan"), which became effective January 1, 2003. Cash bonuses were paid to 142 management employees participating in the 2003 STI Plan based upon the achievement of certain objectives related to increasing "free cash flow" and "pre-marketing cash flow," and significantly improving subscriber quality.

         In 2003, the compensation committee also continued its practice of implementing a long term incentive program whereby participating officers would be granted restricted stock awards under the Pegasus Communications Restricted Stock Plan based upon the amount of cash bonuses earned by the officer under the 2003 STI Plan with respect to calendar year 2003 and dividing it by $13.21, the closing price of our Class A common stock on the day prior to the long term incentive compensation program being adopted. The compensation committee approved vesting of the restricted stock awards as follows: 50% to be vested upon the date of grant and an additional 25% to vest on the first and second anniversaries from the date of grant. Granting of awards under the long term incentive program was subject to formal action by the compensation committee after the 2003 financial statements were completed. In February 2004, the compensation committee formally granted these awards.

         In 2003, stock option awards were made to directors and executive officers in June 2003. The stock option awards were 25% vested upon the date of grant and vest ratably each month over the three years from the date of grant.

         Section 162(m) of the Internal Revenue Code disallows a deduction by the company for compensation exceeding $1.0 million paid to certain executive officers, excluding, among other things, performance based compensation. The company has taken steps so that compensation attributable to options granted to executive officers under the Restricted Stock Plan and the Stock Option Plan will qualify as performance based compensation and should not be subject to the $1.0 million deduction limit.

Chief Executive Officer Compensation

         The compensation committee uses the same factors in determining the compensation of the Chief Executive Officer as it does for the other executive officers.

                                               THE COMPENSATION COMMITTEE
                                               James J. McEntee, III (Chairman)

PERFORMANCE GRAPH

         The graph set forth below compares the cumulative total return to holders of our Class A common stock with the cumulative total return of the Nasdaq Stock Market-U.S. Index and the cumulative total return to holders of common stock (unless otherwise noted) of the peer group that we have constructed, for the period beginning December 31, 1998 through December 31, 2003. The peer group is composed of Comcast Corporation (Class A common stock), EchoStar Communications Corporation (Class A common stock), Gilat Satellite Networks Ltd., Globalstar Telecommunications Limited, Hughes Electronics Corporation, a wholly-owned subsidiary of General Motors Corporation (Class H Common Stock), Liberty Media Group, a wholly-owned subsidiary of AT&T Corp. (Class A Common Tracking Stock), News Corporation Limited, Sirius Satellite Radio, Inc. and XM Satellite Radio Holdings Inc. (Class A common stock). The graph assumes that the value of the investment in the relevant stock or index was $100 at December 31, 1998, and that all dividends were reinvested. Total returns are calculated based on a fiscal year ending December 31. The closing market price of our Class A common stock on December 31, 2003 was $14.04, as adjusted for our one-for-ten reverse stock split.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                   AMONG PEGASUS COMMUNICATIONS CORPORATION,
             THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP



                               [GRAPHIC OMITTED]











* $100 invested on 12/31/98 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright (c) 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

PRINCIPAL STOCKHOLDERS

         The table set forth below contains information, as of December 1, 2004 (unless otherwise indicated in the notes below), regarding the beneficial ownership of the Class A common stock and Class B common stock by (a) each stockholder known to the company to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 5% of the Class A common stock and Class B common stock, based upon the company's records, communications with former beneficial owners or the records of the Securities and Exchange Commission, (b) each director of the company, (c) the company's Chief Executive Officer and the company's four other most highly compensated executive officers and (d) the directors and current executive officers of the company as a group.

            Each share of Class B common stock is currently convertible at the discretion of the holders into an equal number of shares of our Class A common stock. For voting purposes, each share of our Class A common stock has one vote per share while each share of our Class B common stock has 10 votes per share on all matters on which the Class A and Class B vote together. Each of the stockholders named below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated. Percentages in the table are calculated on the basis of 10,066,291 shares of Class A common stock outstanding as of December 1, 2004, which excludes 1,521,808 shares held by the company's subsidiaries. Unless otherwise indicated, all share amounts and dollar amounts set forth in the table below have been adjusted to reflect a two for one stock split effected by the company on August 26, 2004.

                                                       PEGASUS COMMUNICATIONS                  PEGASUS COMMUNICATIONS
            NAME AND ADDRESS OF                         CLASS A COMMON STOCK                    CLASS B COMMON STOCK
              BENEFICIAL OWNER                           BENEFICIALLY OWNED                      BENEFICIALLY OWNED
              ----------------                           ------------------                      ------------------
                                                          SHARES                %                SHARES             %
Marshall W. Pagon(1) (2)....................            2,495,136              20.3                1,832,760       100
Ted S. Lodge (4)............................              316,242               3.1                       --        --
Howard E. Verlin (5) .......................              178,352               1.8                       --        --
Scott A. Blank (6)..........................              407,843               4.0                       --        --
Rory J. Lindgren (7) .......................               94,410               *                         --        --
Robert T. Slezak (8)                                         0                  *                         --        --
James J. McEntee, III (9)...................               63,825               *                         --        --
Mary C. Metzger (10)........................              552,898               5.3                       --        --
DBS Investors, LLC (11).....................            1,100,000              10.9                       --        --
Manulife Financial Corporation  and related                                                               --        --
  entities (12).............................              690,700               6.9
Atticus Capital, LLC (13)...................              782,306               7.8                       --        --
Peninsula Capital Advisors, LLC (14)                    6,880,500              68.4                       --        --
Directors and current executive
  officers as a group (15) (consists of
  10 persons)...............................            4,168,134              36.2                1,832,760       100

---------------------------
* Represents less than 1% of the outstanding shares of Class A common stock or less than 1% of the voting power, as applicable.

(1) The address of this person is c/o Pegasus Communications Management Company, 225 City Line Avenue, Suite 200, Bala Cynwyd, Pennsylvania 19004.

(2) Includes 71,000 shares of Class A common stock owned directly by Pegasus PCS Partners, L.P. Mr. Pagon, Pegasus Capital Holdings, LLC, Pegasus Communications Portfolio Holdings, Inc. and Pegasus PCS, Inc. are deemed to be beneficial owners of the shares. Mr. Pagon is the managing member of BDI Associates, LLC, which is the sole stockholder of Pegasus Communications Portfolio Holdings, Inc., which, in turn, is the sole stockholder of Pegasus PCS, Inc., which is the sole general partner in Pegasus PCS Partners, L.P. Mr. Pagon and each of the entities named as beneficial owners of the 71,000 shares of Class A common stock disclaim beneficial ownership with respect to such shares, except to their respective pecuniary interests therein. Also includes the 1,832,760 shares of Class B common stock described in note 3 below which are convertible into shares of Class A common stock on a one for one basis, 424,362 shares of Class A common stock which are issuable upon the exercise of outstanding stock options that are vested or become vested within 60 days and 167,014 shares of Class A common stock which Mr. Pagon holds directly.

(3) Pegasus Capital Holdings, LLC holds 600,950 shares of the Class B common stock. Mr. Pagon is the managing member of Pegasus Capital Holdings, LLC and is deemed to be the beneficial owner of these shares. All of the 1,231,810 remaining shares of Class B common stock are owned by Pegasus Communications Holdings, Inc. and two of its subsidiaries. All the capital stock of Pegasus Communications Holdings, Inc. is held by Pegasus Communications Limited Partnership. Mr. Pagon controls Pegasus Communications Limited Partnership by reason of his ownership of all the outstanding voting stock of the sole general partner of a limited partnership that is, in turn, the sole general partner in Pegasus Communications Limited Partnership. Therefore, Mr. Pagon is the beneficial owner of 100% of our Class B common stock with sole voting and investment power over all such shares.

(4) This includes 600 shares of Class A common stock owned by Mr. Lodge's wife, of which Mr. Lodge disclaims beneficial ownership, and 212,998 shares of Class A common stock which are issuable upon the exercise of outstanding stock options that are vested or become vested within 60 days.

(5) This includes 117,052 shares of Class A common stock which are issuable upon the exercise of outstanding stock options that are vested or become vested within 60 days.

(6) This includes 367,231 shares of Class A common stock held in Pegasus' 401(k) plans over which Mr. Blank and Karen Heisler, an executive officer of the company, share voting power in their capacities as co-trustees and 40,612 shares of Class A common stock which are issuable upon the exercise of outstanding stock options that are vested or become vested within 60 days.

(7) This includes 52,996 shares of Class A common stock issuable upon the exercise of outstanding stock options that are vested or become vested within 60 days.

(8)  Mr. Slezak became a director effective March 30, 2004.

(9) This includes 54,150 shares of Class A common stock which are issuable upon the exercise of outstanding stock options that are vested or become vested within 60 days and 400 shares held beneficially by Mr. McEntee's wife, of which Mr. McEntee disclaims beneficial ownership.

(10) This includes 80,000 shares of Class A common stock held by Personalized Media & Communications, L.L.C. ("Personalized Media") of which Ms. Metzger is Chairman and warrants for 400,000 shares of Class A common stock exercisable by Personalized Media. Ms. Metzger disclaims beneficial ownership of all shares held directly by Personalized Media, except for her pecuniary interest therein. Also includes 72,898 shares of Class A common stock, which are issuable upon the exercise of that are vested or become vested within 60 days outstanding stock options. The address of Ms. Metzger is 110 East 42nd Street, Suite 1704, New York, New York, 10017.

(11) Based on information provided pursuant to a Schedule 13G filed jointly by DBS Investors, LLC ("DBS"), Pegasus Partners II, L.P. ("Pegasus Partners"), Pegasus Investors II, LP ("Pegasus Investors"), Pegasus Investors II GP, LLC ("Pegasus GP") and Pegasus Capital LLC on August 11, 2003. According to the Schedule 13G, Pegasus Partners is the sole member of DBS. Pegasus Investors is the general partner of Pegasus Partners. Pegasus GP is the general partner of Pegasus Investors LP. Pegasus GP is wholly owned by Pegasus Capital LLC, which is controlled by Craig Cogut. The Schedule 13G indicates that, by virtue of the foregoing, each of DBS, Pegasus Partners, Pegasus Investors, Pegasus GP, and Pegasus Capital LLC may be deemed to share voting power and power to direct the disposition of 1,100,000 shares of our Class A common stock, representing shares that may, in certain circumstances, be issuable upon the exchange, on a one-for-one basis, of 1,100,000 shares of our non-voting common stock, which are in turn exercisable upon the exercise of 1,100,000 outstanding warrants. The address for each of the foregoing persons or entities is c/o Pegasus Partners II, L.P., 99 River Road, Cos Cob, CT 06807-2514.

(12) Based on information provided pursuant to an amendment to Schedule 13G/A filed jointly by Manulife Financial Corporation, its direct, wholly owned subsidiary, John Hancock Financial Services, Inc., its direct, wholly owned subsidiary, John Hancock Life Insurance Company, and its indirect subsidiaries, John Hancock Subsidiaries LLC, The Berkeley Financial Group, LLC and John Hancock Advisers, LLC with the Securities and Exchange Commission on May 7, 2004. Manulife Financial Corporation has direct beneficial ownership of, the sole power to vote or to direct the vote, and sole power to dispose or direct the disposition of, all 690,700 shares. Through their parent subsidiary relationship with Manulife Financial Corporation, John Hancock Advisers, LLC, John Hancock Financial Services, Inc., John Hancock Life Insurance Company, John Hancock Subsidiaries LLC and The Berkeley Financial Group, LLC each have indirect beneficial ownership of the 690,700 shares. The address of Manulife Financial Corporation is 200 Bloor Street, East, Toronto, Ontario, Canada M4W 1E5. The address of John Hancock Financial Services, Inc., John Hancock Life Insurance Company and John Hancock Subsidiaries LLC is John Hancock Place, P.O. Box 111, Boston, MA 02117. The address of The Berkeley Financial Group, LLC and John Hancock Advisers, LLC is 101 Huntington Avenue, Boston, MA 02199.

(13) Based on information provided pursuant to a Schedule 13G filed jointly by Timothy R. Barakett and Stephen Edwards with the Securities and Exchange Commission on July 6, 2004. Mr. Barakett is the Chairman and Chief Executive Officer of Atticus Capital, LLC ("Atticus") and Mr. Edwards is a portfolio manager of Atticus Opportunity Fund Ltd. and the managing member of Edwards Capital Management, L.L.C. which acts as an investment advisor to certain managed accounts. Through their relationships with Atticus, each of Mr. Barakett and Mr. Edwards is deemed to be the beneficial owner of the Class A common stock owned by the respective funds. The address of Atticus Capital, LLC of each of Mr. Barakett and Mr. Edwards is 152 West 57th Street, 45th Floor, New York, New York 10019.

(14) Based on information provided pursuant to an amendment to Schedule 13D filed by Peninsula Capital Advisors, LLC ("Peninsula Capital") and Peninsula Investment Partners, L.P. ("Peninsula Partners") with the Securities and Exchange Commission on June 22, 2004. According to the amendment to Schedule 13D, Peninsula Capital is the investment manager of Peninsula Partners and also serves as investment advisor to a number of separate managed accounts and trusts. The Schedule 13D indicates that, by virtue of the foregoing, both Peninsula Capital and Peninsula Partners may be deemed to share voting power and the power to direct the disposition of 6,880,500 shares of our Class A common stock. In addition, Peninsula Capital has the sole power to dispose, or to direct the disposition of, 165,500 shares of our Class A common stock and the sole power to vote, or to direct the vote of, 149,500 of these shares. Both Peninsula Capital and Peninsula Partners disclaim beneficial ownership in the shares reported, except to the extent of their pecuniary interest therein. The address of each of the foregoing entities is 404B East Main Street, Charlottesville, VA 22902.

(15) This includes 1,102,184 shares of Class A common stock which are issuable upon the exercise of outstanding stock options that are vested or become vested within 60 days and the 1,000,000 warrants that are exercisable into Class A common stock and attributed to Ms. Metzger as described in footnote 10.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Split Dollar Agreements

         In December 1996 and December 2001, we entered into a split dollar agreements with the trustees of insurance trusts established by Marshall W. Pagon. Under the split dollar agreements, we agreed to pay a portion of the premiums for certain life insurance policies covering Mr. Pagon owned by the insurance trusts. The agreements provide that we will be repaid for all amounts it expends for such premiums, either from the cash surrender value or the proceeds of the insurance policies. The full-dollar value of premiums paid by our company amounted to $416,805 and $250,000 in each of the years of 2001 and 2002. In 2003, premiums under the policies were paid out of the accrued proceeds of the policies and by Mr. Pagon; we did not pay any amount of the premiums in 2003.

         On October 28, 2004, we entered into an agreement with Mr. Pagon, our chief executive officer, and one of the insurance trusts terminating the 2001 split-dollar agreement. It provides for the termination of all future obligations of us and the trust under the 2001 split-dollar agreement in exchange for a $2,261,021 cash payment to Mr. Pagon. The payment was calculated by determining the net present value of payments we were required to make under the 2001 agreement, and subtracting the net present value of the repayments the trust would have been required to make to us. This net amount was then increased to reflect the fact that the payment will be taxable compensation to Mr. Pagon, while our payments under the original split-dollar agreement were not.

         The termination of the 2001 split-dollar agreement does not affect the separate split-dollar agreement entered into in 1996 between our subsidiary, Pegasus Satellite Communications, Inc., and another insurance trust established by Mr. Pagon. Pegasus Satellite Communications, Inc. has also not made payments under that agreement since the Sarbanes-Oxley Act was enacted in 2002. Pegasus Satellite Communications is the subject of a previously reported bankruptcy proceeding commenced in June 2004. Pegasus Communications Corporation has no obligation under the 1996 agreement.

Relationship with W.W. Keen Butcher and Affiliated Entities

            Through our wholly owned subsidiary Pegasus Satellite Communications, Inc. ("Pegasus Satellite"), we entered into an arrangement in 1998 with W.W. Keen Butcher, the stepfather of Marshall W. Pagon, and certain entities controlled by Mr. Butcher and the owner of a minority interest in one of the entities. Under this agreement, as later amended and modified, we agreed to provide and maintain collateral for the principal amount of bank loans to Mr. Butcher, his affiliated entities, and the minority owner. Mr. Butcher and the minority owner are required to lend or contribute the proceeds of those bank loans to one or more of the entities owned by Mr. Butcher ("KB Prime Media") for the acquisition of television broadcast stations to be programmed by us pursuant to local marketing agreements or for which we have the right to sell all of the advertising time pursuant to sales agreements. Under the 1998 agreement, as amended, KB Prime Media granted us an option to purchase all of its broadcast station licenses, permits, and/or assets, in whole or in part, if and when permitted by applicable FCC rules and regulations. The option price is based upon the cost attributed to an asset, plus compound interest at 12% per year. The arrangement with Mr. Butcher permits us to realize the benefit or cost savings for programming and collecting revenues from two or more stations in a television market where the FCC's ownership rules would otherwise prohibit outright ownership. Pursuant to these arrangements, at December 31, 2003, we had $6.6 million of cash being used to collateralize the bank loans. KB Prime Media is required to repay the bank loans with proceeds received from the disposition of assets.

         Pegasus Satellite and KB Prime Media amended the 1998 agreement effective February 1, 2004 to, among other things, (i) decrease the annual interest rate from 12% to a rate equal to the borrowing interest rate of KB Prime Media (2.6% as of December 31, 2003) plus 3% and (ii) limit the amount of corporate expenses that would be reimbursed. We currently provide programming and sales activities for KB Prime Media's three existing broadcast television stations: (i) WSWB, serving the Wilkes-Barre/Scranton, Pennsylvania designated market area; (ii) WPME, serving the Portland, Maine designated market area; and
(iii) WTLF-DT, serving the Tallahassee, Florida designated market area. For each station, we retain all revenues generated from advertising in exchange for monthly payments to KB Prime Media in the amounts of $4,000 for WSWB, $5,000 for WPME, and $4,000 for WTLF. In addition to the monthly fees, we are responsible for the reimbursement of certain expenses, such as utilities, salaries, and legal and accounting fees.

         Aside from its existing broadcast television stations, KB Prime Media also has pending applications before the FCC for construction permits for stations in Gainesville, Florida and Tupelo, Mississippi and was granted a construction permit for a station licensed to Hammond, Louisiana and to be located in the New Orleans designated market area.

         In April 2003, Pegasus Satellite waived its rights under the 1998 agreement to acquire a broadcast television construction permit held by KB Prime Media and consented to the sale of the permit to an unaffiliated party. We received $1.5 million from the unaffiliated party as consideration for our consent. As a result of the sale of the construction permit and application by KB Prime Media of the net proceeds to repayment of bank loans, approximately $2.6 million of our cash collateralizing the bank loans was released. Our board of directors has authorized us to acquire any of the stations, licenses, permits, or other assets of KB Prime Media for cash when it is permissible to do so under the FCC's rules and regulations.

      In February 2004, Pegasus Satellite exercised an option to acquire WPME for approximately $3.8 million and filed an application for approval with the FCC. The transfer application remains pending at the FCC.

      In February 2004, the FCC preliminarily granted a new, digital only, full power construction permit to KB Prime Media for a station licensed to Hammond, Louisiana and to be located in the New Orleans designated market area. In April 2004, Pegasus Satellite exercised an option to acquire the construction permit from KB Prime Media for approximately $1.5 million and filed an application for approval with the FCC. The transfer application remains pending at the FCC.

         In March 2004, Pegasus Satellite exercised an option to acquire KB Prime Media's station in Wilkes-Barre/Scranton, Pennsylvania (WSWB) for approximately $2.0 million. We subsequently filed an application for approval with the FCC, which remains pending.

      Between September and October 2004, each of Mr. Butcher and his minority partner received notices of default from Wachovia National Bank ("Wachovia") under the terms of their respective Promissory Notes to Wachovia as a result of the commencement of the bankruptcy proceedings of Pegasus Satellite. Since that time, Wachovia ceased to allow either Mr. Butcher or his minority partner to borrow additional funds for use by KB Prime Media. To allow continued funding to KB Prime Media, Pegasus Satellite acquired each of Mr. Butcher and his minority partner's Promissory Notes, and all related rights therein, from Wachovia on December 1, 2004 for approximately $6.5 million. This transaction was authorized and approved by the bankruptcy court.

         We believe that all of its transactions with KB Prime Media were at fair value and that any future transactions that may be entered into with KB Prime Media or similar entities will also be at fair value.

Licensing Arrangement with Personalized Media Communications, L.L.C.

         On January 13, 2000, our wholly owned subsidiary, Pegasus Development Corporation, entered into a licensing arrangement with Personalized Media Communications, L.L.C. Personalized Media is an advanced communications technology company that owns an intellectual property portfolio consisting of seven issued U.S. patents and over 10,000 claims submitted in several hundred pending U.S. patent applications. A majority of pending claims are based on a 1981 filing date, with the remainder based on a 1987 filing date. Mary C. Metzger, Chairman of Personalized Media and a member of our board of directors, and John C. Harvey, Managing Member of Personalized Media and Ms. Metzger's husband, own a majority of and control Personalized Media as general partners of the Harvey Family Limited Partnership.

         A subsidiary of Personalized Media granted Pegasus Development Corporation an exclusive license for the distribution of satellite based services using Ku band BSS frequencies at the 101(degree), 110(degree) and 119(degree) west longitude orbital locations and Ka band FSS frequencies at the 99(degree), 101(degree), 103(degree) and 125(degree) west longitude orbital locations, which frequencies have been licensed by the FCC to affiliates of Hughes Electronics Corporation. In addition, Personalized Media granted to Pegasus Development Corporation the right to license on an exclusive basis and on favorable terms the patent portfolio of Personalized Media in connection with other frequencies that may be licensed to Pegasus Development Corporation in the future.

         The license granted by Personalized Media's subsidiary provides rights to all claims covered by Personalized Media's patent portfolio, including functionality for automating the insertion of programming at a direct broadcast satellite uplink, the enabling of pay per view buying, the authorization of receivers, the assembly of records of product and service selections made by viewers including the communication of this information to billing and fulfillment operations, the customizing of interactive program guide features and functions made by viewers and the downloading of software to receivers by broadcasters. Pegasus Development Corporation has paid license fees to Personalized Media of $100,000 per year in 2001, 2002 and 2003.

         In connection with the licensing arrangement, we paid approximately $14.3 million in cash and issued 80,000 shares of our Class A common stock and warrants to purchase 400,000 shares of our Class A common stock at an exercise price of $225.00 per share and with a term of ten years. If the warrants are exercised within 120 days before the end of their ten year term, and if the market price per share of our Class A common stock at the time of exercise exceeds the per-share exercise price of $225 by less than $80, we will be required to pay the exercising holder the difference between $80 per share and the amount of that excess.

Other Transactions

            In 1999, Pegasus Satellite loaned approximately $200,000 to Nicholas
A. Pagon, then our Senior Vice President of Broadcast Operations, bearing interest at the rate of 6% per annum, with the principal amount due on the fifth anniversary of the date of the promissory note. Mr. Pagon was required to use half of the proceeds of the loan to purchase shares of our Class A common stock, and the loan is collateralized by those shares. The balance of the loan proceeds may be used at Mr. Pagon's discretion. Mr. Pagon resigned as of March 23, 2001. The loan remains outstanding, with a balance of approximately $269 thousand at December 31, 2003, consisting of principal and cumulative interest to that date. The maturity date of this promissory note has been extended for one year until 2005, under the same terms.

          Pegasus Communications Management Company, a subsidiary of our company, has from time to time provided accounting and administrative services to companies affiliated with Marshall W. Pagon and has paid certain expenses on behalf of the affiliated companies which expenses have been reflected on our books and financial statements as receivables from the affiliated companies. These payments have been reflected on our books and financial statements as receivables from the affiliated companies. These receivables primarily comprise legal, accounting, and corporate organizational fees charged by third parties and paid by PCMC. During 2003, the largest amount of receivables outstanding at any time occurred in February of approximately $656,000. As of December 31, 2003, the aggregate amount of receivables outstanding was approximately $497,000. No interest was charged with respect to amounts outstanding from time to time. As of September 30, 2004, the aggregate amount of receivables was approximately $366,000. No interest was charged with respect to amounts outstanding from time to time.

AUDIT COMMITTEE REPORT

         The audit committee of our board of directors consists of three directors, all of whom are independent as defined under Rule 4200(a)(15) of the Nasdaq Stock Market's listing standards, and operates under a written charter adopted by the board of directors. The charter of the audit committee is attached hereto as Appendix A. The audit committee (as composed in 2003) has prepared the following report on its activities with respect to our audited financial statements for the year ended December 31, 2003.

         o The audit committee has reviewed and discussed the audited financial statements with management;

         o The audit committee has discussed with PricewaterhouseCoopers LLP, independent registered public accountants for our company, the matters required to be discussed by Statements on Auditing Standards No. 61, which include, among other items, matters related to the conduct of the audit of the financial statements for the year ended December 31, 2003;

         o The audit committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, and has discussed with PricewaterhouseCoopers LLP its independence from our company;

         o Based on the review and discussions referred to above, the audit committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the U.S. Securities and Exchange Commission.

                                                            2003 AUDIT COMMITTEE
                                                James J. McEntee, III (Chairman)
                                                                 Mary C. Metzger

ADDITIONAL INFORMATION REGARDING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

         The firm of PricewaterhouseCoopers LLP ("PwC") has served as our independent registered public accountants since our initial public offering and was selected by the board of directors to serve in the same capacity for 2004. The company does not expect representatives of PwC to be at the meeting because PwC will cease to act as the company's independent registered public accounting firm upon the completion of its review of the company's amended annual report for fiscal 2003 on Form 10-K/A, amended quarterly reports on Form 10-Q/A for the quarters ended March 31, 2004 and June 20, 2004 and the quarterly report on Form 10-Q for the quarter ended September 30, 2004. The audit committee has commenced an immediate search for a new registered independent public accounting firm.

         The reports of PwC on the consolidated financial statements of the company as of December 31, 2003 and 2002 and for the years then ended contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle; however, the previously issued financial statements contained in our 2003 Form 10-K and first and second quarter 2004 Form 10-Qs should not be relied upon because of errors in those financial statements as described in further detail in the company's Form 8-K filed with the Securities and Exchange Commission on October 8, 2004.

         During the company's two most recent fiscal years and through the date of this proxy statement, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years.

         During the years ended December 31, 2003 and 2002 and through the date of this proxy statement, except as noted in the immediately following sentence, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K). PwC has advised the company that there were material weaknesses in the application of accounting principles and policies that led to the restatement of the company's financial statements in May and the conclusions reached by the company in October 2004 resulting in necessary restatements as described in further detail in the company's Form 8-K filed with the Securities and Exchange Commission on October 8, 2004. The material weaknesses related to the company's accounting for income taxes and equity method investments. The company believes that the material weaknesses referenced above will be addressed by the application of additional resources and supplemental levels of review.

         The company provided to PwC a copy of the disclosures made in this proxy statement prior to its filing of a Form 8-K filed with the Securities and Exchange Commission on October 29, 2004. In connection with the filing its Form 8-K on October 29, 2004, the company requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated October 29, 2004, was filed as Exhibit 16.1 to the Form 8-K filed on October 29, 2004.

Audit Fees

         The aggregate fees for professional services rendered to us by the firm of PricewaterhouseCoopers LLP, our independent public registered public accountant, for the fiscal years ended December 31, 2002 and 2003, are as follows:

                                                  FISCAL YEAR ENDED
                                        ---------------------------------------

          TYPE OF FEE                   DECEMBER 31, 2003     DECEMBER 31, 2002
          -----------                   -----------------     -----------------
          Audit Fees..................      $757,850               $963,455
          Audit-Related Fees..........       172,550                 25,000
          Tax Fees....................             -                      -
          All Other Fees..............         4,200                      -
                                            --------               --------
          Total.......................      $934,600               $988,755

Audit Fees

         The "audit fees" reported above were billed to us by PricewaterhouseCoopers LLP for professional services rendered in connection with its audit of our consolidated financial statements and its limited reviews of our unaudited consolidated interim financial statements included in our quarterly reports, and for services normally provided by PricewaterhouseCoopers LLP in connection with other statutory and regulatory filings or engagements, including audit consultations and SEC comment letters.

Audit Related Fees

         The "audit related fees" reported above were billed to us by PricewaterhouseCoopers LLP for assurance and related services that were reasonably related to the performance of its audit or review of our financial statements, but which are not reported as Audit Fees. These services include accounting consultations in connection with the impact of prospective accounting pronouncements and stock based compensation matters.

Tax Fees

         During the fiscal years reported above, PricewaterhouseCoopers LLP rendered no professional services to us relating to tax compliance, tax advice, or tax planning.

All Other Fees

         The "all other fees" reported above that were billed to us by PricewaterhouseCoopers LLP related to license fees for PricewaterhouseCoopers LLP's computer based research tool.

Audit Committee Pre-Approval Policies and Procedures

         Our audit committee has adopted a policy requiring the pre-approval of all audit and permissible nonaudit services provided by our independent registered public accountants. Under the policy, the audit committee is to specifically pre-approve before the end of each fiscal year any recurring audit and audit related services to be provided during the following fiscal year. The audit committee also may generally pre-approve, up to a specified maximum amount, any nonrecurring audit and audit related services for the following fiscal year. All pre-approved matters must be detailed as to the particular service or category of services to be provided, whether recurring or non-recurring, and reported to the audit committee at its next scheduled meeting. Permissible nonaudit services are to be pre-approved on a case-by-case basis. The audit committee may delegate its pre-approval authority to any of its members, provided that such member reports all pre-approval decisions to the audit committee at its next scheduled meeting. Our independent registered public accountants and members of management are required to periodically report to the audit committee the extent of all services provided in accordance with the pre-approval policy, including the amount of fees attributable to such services.

         All services provided by our independent registered public accountants after May 5, 2003 were pre-approved by our audit committee; none of the audit-related fees, tax fees, and all other fees listed above were approved by our audit committee pursuant to the exemption from pre-approval provided by Rule 2-01(c)(7)(i)(C) of Regulation S-X.

STOCKHOLDER PROPOSALS

         To be eligible for inclusion in our proxy materials for the 2005 Annual Meeting of Stockholders, stockholders' proposals to take action at such meeting must comply with applicable Securities and Exchange Commission rules and regulations, must be directed to the Secretary of our company at our offices set forth on the first page of this proxy statement and must be received by our company not later than August 22, 2005.

         Securities and Exchange Commission rules establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The deadline for these proposals for the 2005 Annual Meeting of Stockholders is November 5, 2005 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder gives notice of such a proposal after this deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2005 Annual Meeting of Stockholders. We have not been notified by any stockholder of the stockholder's intent to present a stockholder proposal from the floor at this year's annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

         You can find additional information regarding our company and its financial condition and results of operations in our Quarterly Reports on Form 10-Q for the three months ended March 31, 2004, as filed with the Securities and Exchange Commission on May 18, 2004 and as amended by a Form 10-Q/A filed on December 20, 2004, for the three months ended June 30, 2003, as filed with the Securities and Exchange Commission on August 16, 2004 and as amended by a Form 10-Q/A filed on December 20, 2004, and for the three months ended September
30, 2004, as filed with the Securities and Exchange Commission on December 20, 2004. All requests should be directed to the Vice President of Corporate Communications at our offices set forth on the first page of this proxy statement.

         In addition, the Securities and Exchange Commission allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the Securities and Exchange Commission. You should consider the incorporated information as if we reproduced it in this proxy statement, except for any information directly superseded by information contained in this proxy statement.

         A COPY OF OUR ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS AND AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 15, 2004, AND AS AMENDED BY A FORM 10-K/A FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON [DECEMBER 17, 2004])) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 IS INCLUDED HEREWITH BUT IS NOT TO BE REGARDED AS PROXY SOLICITATION MATERIAL. COPIES OF EXHIBITS TO THE FORM 10-K (AS AMENDED) ALSO WILL BE FURNISHED UPON REQUEST UPON PAYMENT OF A REASONABLE FEE. ALL REQUESTS SHOULD BE DIRECTED TO THE INVESTOR RELATIONS DEPARTMENT, AT OUR OFFICES SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                             By order of the board of directors,


                                             SCOTT A. BLANK
                                             Secretary

December 20, 2004

                                                                      Appendix A

                       PEGASUS COMMUNICATIONS CORPORATION
                             AUDIT COMMITTEE CHARTER
I.       PURPOSE

         The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Pegasus Communications Corporation (together with its subsidiaries, the "Company") is to oversee the accounting and financial reporting processes of the Company. Consistent with this purpose, the Committee shall foster adherence to and encourage continuous improvement of the Company's policies, procedures and practices at all levels, as well as maintain free and open means of communication between directors, the independent outside auditors, and the Company's inside auditors and management.

         The Committee is in place to represent the Company's shareholders; accordingly, the independent outside auditors are ultimately accountable to the Committee, as representative of the Board.

II.      COMPOSITION

         The Committee shall have at least three members, each of whom shall be a member of the Board. Except as otherwise permitted by the applicable rules of the Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market, Inc. ("Nasdaq"), each member of the Committee shall be "independent" as such term is defined in the applicable rules of Nasdaq and in Section 10A(m) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder. No member of the Committee shall have participated in the preparation of the financial statements of the Company at any time during the past three years.

        Each member of the Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior financial officer with financial oversight responsibilities. The Board shall determine whether any member of the Committee is a "financial expert," as defined by the SEC, and shall make appropriate disclosure of that determination as required by applicable law.

III.     MEETINGS AND PROCEDURES

         The Committee shall meet at least quarterly, or more frequently as it deems necessary, to fulfill its responsibilities. In conjunction with its meetings, the Committee should meet at least annually with management, including the Company's Chief Financial Officer and, if appropriate, other senior financial executives, and with the independent outside auditors in separate executive sessions to discuss any matters that the Committee or each of the groups believes should be discussed privately. The Committee may request that any directors, officers, or employees of the Company, or any other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee and/or provide such pertinent information as the Committee requests.

         If the Board does not elect a chairperson of the Committee (the "Chairperson"), the members of the Committee may designate a Chairperson by majority vote of the full Committee. The Chairperson or a majority of the members of the Committee may call special meetings of the Committee.

         Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting. The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

         The Committee shall fix its own rules of procedure, which shall be consistent with the Company's Bylaws and Certificate of Incorporation, as amended and restated from time to time, the General Corporation Law of the State of Delaware, and this charter.

IV.      RESPONSIBILITIES AND DUTIES

         The Committee shall have the following responsibilities, duties, and authority:

         o Appoint (and terminate), compensate, retain, and oversee the work of the independent outside auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent outside auditors shall report directly to the Committee.

         o Pre-approve, in accordance with its pre-approval policies, all audit services and permissible non-audit services provided by the independent outside auditors to the Company.

         o Ensure that the Committee receives from the independent outside auditors a formal written statement delineating all relationships between the independent outside auditors and the Company, consistent with Independence Standards Board Standard 1.

         o Actively engage in a dialogue with the independent outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor and take, or recommend that the full Board take, appropriate action to oversee the independence of the outside auditors.

         o Set clear hiring policies for partners or employees or former partners or employees of the independent outside auditors and continue to review such policies.

         o Review and discuss with management and the independent outside auditors:

              o The Company's financial reporting (including financial statements and related footnotes), including (1) their qualitative judgments about the quality and acceptability of the critical accounting principles and financial disclosure practices used or proposed; (2) a discussion of any significant findings discovered; (3) a discussion regarding the appropriateness of the accounting principles applied; (4) all alternative treatments of financial information within GAAP that the independent outside auditors have discussed with management (including the ramifications of the use of such alternative disclosures and treatments and the independent outside auditors' preferred treatment); and (5) any material financial or non-financial arrangements of the Company that do not appear on the financial statements of the Company.

              o Any significant changes required in the independent outside auditors' audit plan.

              o Any material difficulties or disputes with management encountered during the course of the audit, including any restrictions on the scope of activities or access to required information. The Committee shall resolve any disagreement between management and the independent outside auditors regarding financial reporting.

              o Other matters related to the conduct of the audit, which are to be communicated to the Committee under GAAS.

              o Any material written communications between the independent outside auditors and management, such as management letters and schedules of unadjusted differences, and the Company's response to those communications.

              o Any legal and regulatory matters that may have a material impact on the financial statements, including related corporate compliance policies, programs and reports received from regulators.

         o Consider and discuss with management, the independent outside auditors, and the Company's internal auditors, the adequacy and effectiveness of the Company's internal controls (including risk management processes) and elicit recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

         o Review, at least annually, the then current and future programs of the Company's internal auditors, including the procedure for assuring the implementation of accepted recommendations made by the independent outside auditors; receive summaries of all audit reports issued by the inside auditors; and review the significant matters contained in such reports.

         o Review and discuss with management all related-party transactions and approve all such permissible transactions.

         o Prepare, review, and approve the audit committee report required to be filed with the SEC.

         o Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

         o Retain (and terminate) and determine the appropriate compensation for independent legal, accounting, financial and other advisors as the Committee deems necessary or appropriate to carry out its duties, at the expense of the Company.

         o Determine the funding required for payment of (i) compensation to the independent outside auditors and (ii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

         o Conduct or authorize investigations into any matters within the scope of its responsibilities and make or cause to be made, from time to time, such other examinations or reviews as the Committee may deem advisable with respect to the adequacy of the systems of internal controls and accounting practices of the Company and with respect to current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.

         o    Annually, review and reassess (i) the Committee's performance and
              (ii) the adequacy of the Committee's charter, and recommend to the Board any appropriate changes.

         o    Enforce the Company's Code of Conduct.

         o Perform such other functions as assigned by law, the Company's Certificate of Incorporation or Bylaws, or the Board.

V        DELEGATION

         Any responsibility or authority of the Committee, including but not limited to, the authority to pre-approve all audit and permitted non-audit services, may be delegated to one or more members of the Committee. The decisions of any member of the Committee to whom authority to grant pre-approval has been delegated shall be presented to the Committee at its next scheduled meeting.

VI.      LIMITATION OF AUDIT COMMITTEE'S ROLE

         The Committee shall be responsible for the duties set forth in this charter but shall not be responsible for either the preparation of the financial statements or auditing of the financial statements. Management shall have the responsibility for preparing the financial statements and implementing internal controls, and the independent outside auditors shall have the responsibility for auditing the financial statements and obtaining a sufficient understanding of the Company's internal controls to plan the audit and to determine the nature, timing, and extent of tests to be performed. The review of the financial statements by the Committee is not to be of the same quality as the audit performed by the independent outside auditors. In carrying out its responsibilities, the Committee's policies and procedures should remain flexible to allow it to best react to a changing environment.

Adopted by the Board of Directors, October 26, 2004.

                         ANNUAL MEETING OF STOCKHOLDERS
                       PEGASUS COMMUNICATIONS CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Marshall W. Pagon, Ted S. Lodge, Scott A. Blank or any of them, with full power of substitution, as the undersigned's proxies to vote all the shares of Class A common stock of Pegasus Communications Corporation ("Pegasus") held of record by the undersigned on November 26, 2004, at the Annual Meeting of Stockholders of Pegasus to be held on December 31, 2004, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN THE PROPOSAL BELOW.

1. ELECTION OF DIRECTORS
   NOMINEES:  Marshall W. Pagon,  Ted S. Lodge,  James J. McEntee, III,
              Mary C. Metzger, and Howard E. Verlin.

               [_]  FOR                             [_]   WITHHOLD AUTHORITY
         All nominees listed                     To vote for all nominees listed
except as marked to the contrary below)

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEES, WRITE
              THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)


        ----------------------------------------------------------------


IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


Dated:______________, 2004


_______________________________________   ______________________________________
       Signature of Stockholder                  Signature of Stockholder

Please sign exactly as your name appears hereon, date and return promptly. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries should indicate their capacity when signing.